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                                                                    EXHIBIT 99.1

                         [HEALTHCARE REALTY TRUST LOGO]


                                  NEWS RELEASE
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   Contact:     Bethany A. Mancini, Corporate Communications, (615) 269-8175



                        HEALTHCARE REALTY TRUST ANNOUNCES
                         THIRD QUARTER DIVIDEND INCREASE

     COMPANY REPORTS FORTY-FIFTH CONSECUTIVE COMMON DIVIDEND INCREASE

     NASHVILLE, Tennessee, October 26, 2004 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its forty-fifth consecutive common stock dividend increase for the quarter ended September 30, 2004. This dividend, in the amount of $0.645 per share, represents an increase of $0.005 per share over the dividend paid for the quarter ended June 30, 2004. The dividend is payable on December 2, 2004 to shareholders of record on November 15, 2004. At this rate, quarterly dividends approximate an annualized dividend payment of $2.58 per share.

     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of June 30, 2004, the Company had investments of approximately $1.8 billion in 237 real estate properties or mortgages, totaling approximately 12.7 million square feet. The Company's portfolio was comprised of six major facility types, located in 32 states. The Company provided property management services to approximately 6.6 million square feet nationwide.






     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2003. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.




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